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                                                                 EXHIBIT (a)(ii)

As Don Announced last week, the Board of Directors has authorized a voluntary Stock Option Exchange Program.

The Stock Option Exchange Program offers eligible employees the ability to voluntarily cancel stock options and receive replacement stock options between six and seven months after the cancellation date. The vesting commencement date for your replacement options will remain the same as the vesting commencement date of your original options.

Please join me on Tuesday or Thursday of this week to hear all the details of the Stock Option Exchange Program. Click on the following link to review the webex schedule.

http://inside.openwave.com/our_company/all_hands/special.htm
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For more detailed information, please review the Offer to Exchange and
Additional Information available by clicking on the links below. This information will be available on Tuesday, August 7, 2001.

http://inside.openwave.com/human_resources/comp.htm
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